Exhibit 5

                       [LETTERHEAD OF HUNTON & WILLIAMS]



                                                          FILE NO.: 23350.346140
                                                     DIRECT DIAL: (804) 788-8637


                                February 27, 1998



Virginia Electric and Power Company
Richmond, Virginia  23219

                       Virginia Electric and Power Company
                       First and Refunding Mortgage Bonds
                       ----------------------------------

Gentlemen:

         We consent that this opinion may be filed as an Exhibit to the Registration Statement on Form S-3 of Virginia Electric and Power Company (the Company) that is being filed with the Securities and Exchange Commission on or about February 27, 1998 in connection with the registration of up to $375 million aggregate principal amount of Debt Securities, including First and Refunding Mortgage Bonds, Senior Notes and Senior Subordinated Notes (together, the "Debt Securities") under and pursuant to one of (i) the Indenture of Mortgage dated November 1, 1935, as heretofore supplemented and modified by eighty-five supplemental indentures and as to be further supplemented by one or more additional supplemental indentures (the Supplemental Indentures) to be entered into in connection with the Bonds (the Mortgage), (ii) the Senior Indenture dated _________, ____ and (iii) the Senior Subordinated Indenture, dated _____________, ____, respectively.

         We are of the opinion that the Company is a corporation duly organized and existing under the laws of Virginia, is duly qualified as a foreign corporation in West Virginia and North Carolina, and has corporate power to conduct its business and issue the Debt Securities.

         We are further of the opinion that when the steps mentioned in the next paragraph below shall have been taken, (a) all requisite corporate and governmental authorizations will have been given for the issuance and sale of the Debt Securities (except such governmental authorization as may be necessary under the blue sky laws of the several states), and (b) the Debt Securities will be valid, legal and binding obligations of the Company (subject, as to enforceability, to applicable bankruptcy, moratorium and similar laws from time to time in force) and entitled as to the Bonds, except as stated below, to the security purportedly afforded by the


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Virginia Electric and Power Company
February 27, 1998
Page 2


Mortgage (except that (i) the lien may not be valid as against purchasers with respect to real property in Virginia and West Virginia acquired after recordation of a further supplemental indenture, (ii) the lien with respect to personal property held by bailees may be defeated and (iii) no opinion is expressed as to the validity or enforceability of any covenant to pay interest on defaulted interest). The Mortgage contains customary provisions for the enforcement of the security provided for therein, certain of which may be limited by the laws of Virginia, West Virginia or North Carolina and by the Atomic Energy Act, as amended (but such laws and Act do not, in our opinion, make inadequate the remedies necessary to the realization of the benefits of such security) and may also be limited or rendered unavailable by bankruptcy, moratorium and similar laws from time to time in force.

         The steps to be taken as indicated in the preceding paragraph are:

         (1) authorization of the issuance and sale of the Debt Securities by the Board of Directors of the Company and the State Corporation Commission of Virginia;

         (2) approval of certain terms of the Debt Securities by the Executive Committee of the Company;

         (3)      compliance with the Securities Act of 1933, as amended;

         (4) execution and recordation of the Supplemental Indentures, or execution of the Senior Note Indenture and the Senior Subordinated Note Indenture, as the case may be;

         (5) filing of the Supplemental Indentures in the office of the Secretary of State of West Virginia; and

         (6) issuance and sale of the Debt Securities in accordance with such authorizations.

         Insofar as this opinion relates to any matter governed by the laws of West Virginia, we base it on the opinion of Jackson & Kelly, Charleston, West Virginia, evidenced by their consents to the statements made in regard to them under the caption EXPERTS in the Registration Statement. But we express no opinion with respect to any matter governed by the laws of West Virginia in regard to property titles, franchises or the lien of the Mortgage.



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Virginia Electric and Power Company
February 27, 1998
Page 3

         We hereby consent to the statements made in regard to our firm under the captions EXPERTS and LEGAL OPINIONS in the Registration Statement.

         The opinions expressed in this letter are solely for your information and use, and no other person may rely upon or otherwise use the opinions for any purpose without our express written consent.

                                Very truly yours,



                                HUNTON & WILLIAMS